NEWS RELEASE

For Immediate Release

Nord Resources Announces Appointment of Receiver

TUCSON, AZ, November 24, 2014 - Nord Resources Corporation (OTCQB: NRDS), which is producing copper at its Johnson Camp Mine in Arizona, today announced that effective November 18, 2014, with the agreement of Nord, the principal secured lender of Nord has appointed Christopher G. Linscott of Keegan, Linscott & Kenon, PC as the receiver of Nord Resources Corporation.

The appointment of Mr. Linscott follows the termination of discussions between the Company and the principal secured lender of Nord's $52 million secured loan facility. The discussions, the commencement of which was initially disclosed in September 2009, were unsuccessfully concluded after the secured lenders rejected the Company's proposal to provide additional liquidity and further extend the time necessary to refinance the Company.

Wayne Morrison, the Company's Chief Executive Officer, said, "the recent deterioration of Nord's financial condition is primarily attributable to two factors: a reduction in copper production due to lack of operating solutions and a weakening in the copper price. As a result, the Company has been unable to generate sufficient cash to service its working capital requirements. The Company's management and its principal shareholders have made every effort to continue Nord's operation as a going concern including searching for potential investors and attempting to come to a rescheduling agreement with its secured lenders. Regretfully, all these efforts have been unsuccessful; resulting in the Company's secured lenders appointing a receiver."

About Nord Resources

Nord Resources Corporation is producing copper at the Johnson Camp Mine, the company's primary asset, which is located in Dragoon, Arizona, approximately 65 miles east of Tucson. For further information, please visit our website at nordresources.com.

Forward-Looking Statements

This news release contains certain forward-looking statements and other information (collectively "forward-looking information") about our current expectations, estimates and projections. Forward looking information is often identified by words such as "anticipate", "intend", "believe", "expect", "plan", "forecast", "target", "could", "focus", "vision", "goal", "proposed", "scheduled", "milestone", "outlook", "potential", "may", "looking forward to", or similar expressions and includes, but is not necessarily limited to, suggestions of future outcomes, including, the closing of the Transaction. Readers are cautioned not to place undue reliance on forward-looking information as actual results could differ materially from those currently anticipated due to a number of factors, risks and uncertainties. Such risks and uncertainties include, without limitation, the discretion of the Receiver; changes in laws and regulations and changes in how they are interpreted and enforced; all subsequent forward-looking statements, whether written or oral, attributed to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Furthermore, the forward-looking statements contained in this news release are made as at the date of this news release and the Company does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information future events or otherwise, except as may be required by applicable securities laws.

For further information:
Wayne Morrison
Chief Executive Officer and Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com